Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Don Danks, Chairman and CEO	Brendan Lahiff & Kirsten Chapman
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	Brendan@lhai-sf.com

iMergent Announces Record Second Quarter 2004 Results

Increase in eCommerce Training Workshops and International Marketing Expansion Drives 87% Revenue Growth and 98% Earnings Growth

OREM, Utah, February 5, 2004 - iMERGENT, Inc. (OTCBB: IMGG) a leading provider of eCommerce and software for small business and entrepreneurs, announced today its results for the fiscal second quarter and six-months ended December 31, 2003.

Total revenue for the second fiscal quarter ended December 31, 2003 rose to $19.8 million from $10.6 million in the same quarter of 2002, an increase of 87 percent. The higher revenue was primarily due to an increase in the total number of workshops conducted, which included the initial stages of the expansion of international marketing efforts.

Net income for the second fiscal quarter increased to $1.5 million, or $0.12 per diluted share, compared to net income of $740,000, or $0.07 per diluted share, for the comparable quarter of the prior fiscal year, an increase of 98 percent. Net income included the additional cost of $883,000 in charges and customer returns associated with the successful settlement of several legal proceedings.

Revenue for the six-months ended December 31, 2003 grew to $40.4 million versus $21.9 million for the comparable period in 2002, an increase of 85 percent.

Net income for the six-months ended December 31, 2003 increased to $3.6 million, or $0.30 per diluted share, compared to $1.8 million, or $0.16 per diluted share for the comparable period in 2002, an increase of 98 percent.

Second Quarter and Subsequent Event Highlights
•

Expanded iMergent’s international marketing efforts with StoresOnline™ workshops held in Australia, which provided $1.9 million in revenue.  iMergent plans to continue its international expansion by conducting international workshops approximately once per month, beginning in March.

•

Increased the number of StoresOnline workshops held during the quarter to 116 from 68 in the prior year.  In addition, the percent of closed sales to workshop attendees increased 13 percent to 34 percent from the same period a year ago.

•

Expanded our offering of Bootcamps™ to iMergent customers, offering clients intensive four-hour, face-to-face workshops to provide hands-on help with initial merchant website set up; a review of merchant marketing concepts; and support for clients’ StoresOnline technical development.  These workshops increase the level of satisfaction among customers.

•	Instituted a nationwide three-day right to rescind policy on all StoresOnline license contracts to improve service and customer satisfaction.
•	Decreased the bad debt expense as a percentage of sales from 28 percent to 26 percent. The company has a goal of reducing this expense further throughout the remainder of 2004.

Brandon Lewis, president and chief operating officer, stated, “The second quarter marked a turning point in the development of iMergent’s business strategy.  In addition to entering new and lucrative markets, we settled some long-standing legal issues and implemented new collection and customer service practices, including our Bootcamps and our nationwide three-day right to rescind policy.  We expect these programs will enhance our service and aid in the reduction of our bad debt expense.”

“Our base business continues to grow rapidly; and we believe our results have exceeded our expectations, given the second quarter is seasonally our slowest,” stated Don Danks, chairman and chief executive officer.  “Internationally, we are expecting to continue ramping our efforts, and we will conduct workshops in South Africa and New Zealand.  Internally, we are focusing on further improving our customer service and growing the operating leverage of our business.”

The company will hold a conference call to discuss these results on Thursday, February 5, 2004 at 4:30 p.m. EST; 1:30 p.m. PST. The conference call will be broadcast live over the Internet at www.imergentinc.com.  If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through February 9, 2004; dial 706-645-9291, and enter access code 5161541.

About iMergent
iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet.  Headquartered in Orem, Utah the company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

iMergent, Inc., Bootcamp, and StoresOnline are trademarks of iMergent, Inc.

Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s continued ability to expand business internationally; continue to increase the number of workshops; continue to maintain/increase the closed sale to attendees percentage; continue to maintain/increase training events; the continued acceptance of Bootcamps; continue to maintain/decrees bad debt expense; continued acceptance of new customer services practices; the Company’s ability to attract and retain key management and other personnel. For a more detailed discussion of factors that affect iMergent’s operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The Company undertakes no obligation to update this forward-looking information

- Tables to Follow -

IMERGENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations for the
Three Months and the Six Months Ended December 31, 2003 and 2002

	Three Months Ended		Six Months Ended

	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Revenue	$19,827,058	$10,588,680	$40,372,194	$21,872,529
Cost of revenue	4,545,780	2,138,021	8,907,482	4,175,874
Cost of revenue - related party	—	164,936	—	585,517

Total cost of revenue	4,545,780	2,302,957	8,907,482	4,761,391

Gross profit	15,281,278	8,285,723	31,464,712	17,111,138
Operating Expenses
Research and Development	86,036	—	162,729	—
Selling and marketing	6,704,292	3,601,993	12,850,729	7,983,605
Selling and marketing - related party	—	55,608	—	195,343
General and administrative	2,256,990	1,033,681	4,091,958	1,968,099
Depreciation and amortization	24,448	103,886	51,872	252,303
Bad debt expense	5,142,851	2,916,827	11,363,085	5,204,560

Total operating expenses	14,214,617	7,711,995	28,520,373	15,603,910
Earnings from operations	1,066,661	573,728	2,944,339	1,507,228
Other income (expense)
Other income (expense)	42,318	(1,006)	43,288	699
Interest income	366,513	174,284	641,756	331,216
Interest expense	(9,755)	(6,664)	(11,565)	(15,652)

Total other income (expense)	399,076	166,614	673,479	316,263

Earnings before income taxes	1,465,737	740,342	3,617,818	1,823,491
Provision for income taxes	—	—	—	—

Net Earnings	$1,465,737	$740,342	$3,617,818	$1,823,491

Basic earnings per share:
Basic	$0.13	$0.07	$0.32	$0.17
Diluted	$0.12	$0.07	$0.30	$0.16
Weighted average shares outstanding:
Basic	11,306,384	11,007,226	11,228,705	11,001,417
Diluted	12,274,437	11,208,171	12,188,132	11,119,593

IMERGENT, INC.  AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	December 31, 2003	June 30, 2003

	(Unaudited)
Assets
Current assets
Cash	$2,700,583	$2,319,618
Trade receivables, net of allowance for doubtful accounts of $6,146,249 at December 31, 2003 and $4,471,667 at June 30, 2003.	7,247,042	4,965,769
Other receivables	—	50,000
Inventories	59,066	34,194
Prepaid expenses	526,142	687,984
Credit card reserves, net of allowance for doubtful accounts of $62,266 at December 31, 2003 and $319,812 at June 30, 2003.	465,391	450,200

Total current assets	10,998,224	8,507,765
Property and equipment, net	162,727	200,174
Goodwill, net	455,177	455,177
Trade receivables, net of allowance for doubtful accounts of $2,989,021 at December 31, 2003 and $2,131,593 at June 30, 2003.	3,395,301	2,254,969
Other assets, net of allowance for doubtful accounts of $168,691 at December 31, 2003 and $100,783 at June 30, 2003.	206,690	103,460

Total Assets	15,218,119	11,521,545

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,628,590	$1,413,112
Accounts payable - related party	—	114,925
Accrued wages and benefits	404,312	411,620
Accrued liabilities	362,812	204,137
Current portion of capital lease obligations	11,171	26,536
Current portion of notes payable	—	121,206
Other current liabilities	53,392	35,840
Deferred revenue	173,986	653,463

Total current liabilities	2,634,263	2,980,839
Capital lease obligations, net of current portion	1,802	1,802
Notes payable, net of current portion	400,000	435,857

Total liabilities	3,036,065	3,418,497

Commitments and contingencies
Stockholders’ Equity
Capital stock, par value $.001 per share
Preferred stock - authorized 5,000,000 shares; none issued
Common stock - authorized 100,000,000 shares; issued and outstanding 11,321,915 and 11,062,290 shares, at December 31, 2003 and June 30, 2003, respectively	11,322	11,063
Additional paid-in capital	73,060,423	72,605,749
Deferred compensation	(16,219)	(22,474)
Accumulated other comprehensive loss	(4,902)	(4,902)
Accumulated deficit	(60,868,570)	(64,486,389)

Total stockholders’ equity	12,182,054	8,103,047

Total Liabilities and Stockholders’ Equity	$15,218,119	$11,521,545